MIDDLESEX WATER COMPANY ANNOUNCES RETIREMENT OF KENNETH J. QUINN, VICE PRESIDENT-GENERAL COUNSEL, SECRETARY-TREASURER

ISELIN, NJ, December 11, 2013 - Kenneth J. Quinn, Vice President – General Counsel, Secretary-Treasurer of Middlesex Water Company, (NASDAQ:MSEX) has announced that he will retire effective March 1, 2014. Mr. Quinn joined the Company as General Counsel in 2002 and was elected Assistant Secretary in 2003. He was named Vice President, Secretary and Treasurer in 2004. A member of the Company’s Executive Committee, Mr. Quinn has been responsible for all legal matters, corporate governance and risk management. Prior to joining the Company, he had been employed in private law practice as well as by two major banking institutions in New Jersey. He is a member of the New Jersey State Bar Association and its Public Utility Law Section.

“Ken has played a key leadership role in legal matters related to our company’s growth and expansion throughout the years. In addition, his focus on diligent corporate governance and oversight of the Company’s Enterprise Risk Management program has made Middlesex Water a stronger entity,” said Dennis W. Doll, Middlesex Water Chairman, President & CEO. “Ken has demonstrated leadership in the industry through his service as Chair of both the New Jersey Chapter of the National Association of Water Companies and the New Jersey Public Utility Law Section. We thank Ken for his commitment and dedication to our company and our industry and wish him good health and happiness in his retirement,” added Doll.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is an investor-owned water utility, serving customers in New Jersey, Delaware and Pennsylvania. Headquartered in Iselin, NJ, Middlesex Water is subject to various Federal and State regulatory agencies concerning water quality standards. For additional information regarding Middlesex Water Company, visit the Company's Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549 www.middlesexwater.com